Exhibit 10.8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[***],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PURCHASE CONTRACT

This Purchase Contract (this “Agreement”) is made and entered into as of the last date of execution hereof by and between UTC POWER CORPORATION, a corporation incorporated and existing under the laws of the State of Delaware and having an office and place of business in South Windsor, Connecticut (hereinafter referred to as “UTCP”) and Thermo No. 1 BE-01, LLC, a limited liability company incorporated and existing under the laws of the State of Delaware and having an office and place of business at 5152 N. Edgewood Drive, Suite 375, Provo, Utah (hereinafter referred to as “BUYER”). BUYER and UTCP are hereinafter referred to collectively as “Parties”.

PROJECT LOCATION(S):	Beaver County, Utah

DELIVERY DATES:	See Exhibit A

UTCP shall deliver the PureCycle® geothermal waste heat-to-electricity equipment (the “Equipment”) and the services described on the Bill of Materials attached hereto as Exhibit B, in accordance with the terms of this Agreement.

UTCP will ship the Equipment provided under this Agreement to the destination specified by BUYER below (the “Destination”).

Ship to:	Thermo No. 1 BE-01, LLC
c/o:	[***]
Address:	[***]
[***]

CONTRACT PRICE AND TAXES

The contract price per unit of Equipment is [***] plus [***] per unit for shipping to the Destination and Initial Start-up (as defined below) upon BUYER’s completion of installation (irrespective of reductions due to Mechanical Completion Delay Penalties or Performance Penalties, the “Per Unit Contract Price”); and the total Contract Price for fifty (50) units (irrespective of reductions due to Mechanical Completion Delay Penalties or Performance Penalties, the “Total Contract Price”), including such shipping and Initial Start-up, is [***]. BUYER shall pay UTCP, in addition to the Total Contract Price, any and all taxes (except for income taxes) which may be imposed by any taxing authority arising from the sale, delivery, or subsequent use of the goods sold or otherwise under this Agreement, and for which UTCP may be held responsible for collection or payment, either on its own behalf or that of BUYER.

NOTICES

Address all notices, which shall be made in the English language, by certified mail, return receipt requested, or by nationally recognized overnight couriers to:

UTCP	BUYER

UTC Power Corporation	Thermo No. 1 BE-01, LLC
195 Governor’s Highway	5152 N. Edgewood Drive, Suite 375
South Windsor, CT 06074 U.S.A.	Provo, Utah 84604
Attention: Counsel	Attention: Steven Brown
Facsimile: (860) 727-2399	Facsimile: (801) 374-3314

ACCEPTANCE

This Agreement, together with the Standard Terms and Conditions, Bill of Materials and Limited Warranty Terms of Coverage attached hereto, and each other attachment or document appended hereto and expressly incorporated herein, if any, shall be the binding agreement between the Parties upon the execution hereof by an authorized representative of each of the Parties.

Accepted in Duplicate by:

UTC POWER CORPORATION		THERMO NO. 1 BE-01, LLC

By:	/s/ James Van Hoof	By:	/s/ Brent M. Cook

Name:	James Van Hoof	Name:	Brent M. Cook

Title:	V.P., CFO	Title:	Manager/CEO

Date:	8/30/08	Date:	8/31/08

STANDARD TERMS & CONDITIONS

INVOICING SCHEDULE

BUYER agrees to pay to UTCP the Total Contract Price for the equipment and services described in this Agreement, based on the following invoicing schedule:

•

[***]% of the Total Contract Price shall be invoiced by UTCP upon BUYER receiving funding from or one or more affiliates of Merrill Lynch, Pierce, Fenner and Smith., Inc. (the “Lender”) under the terms of that certain Credit Agreement (the “Credit Agreement”) between BUYER and Lender dated as of August 31, 2008 (the “Funding Date”) and shall then be due and payable by BUYER to UTCP within five business days of the Funding Date (the “Funding Payment”) in accordance with the payment terms below;

•

[***]% of the Total Contract Price shall be invoiced by UTCP upon delivery of the first 50% of the Equipment to the Destination and shall then be due and payable by BUYER to UTCP within thirty (30) business days of the date of the invoice in accordance with the payment terms below (the “First Delivery Payment”);

•

[***]% of the Total Contract Price shall be invoiced by UTCP upon delivery of the last unit of Equipment to the Destination and shall then be due and payable by BUYER to UTCP within thirty (30) business days of the date of the invoice in accordance with the payment terms below (the “Second Delivery Payment”);

•

Subject to any Mechanical Completion Delay Penalties, [***] of the Total Contract Price shall be invoiced by UTCP upon the occurrence of Mechanical Completion (as hereinafter defined) and shall then be due and payable by BUYER to UTCP within thirty (30) business days of the date of the invoice in accordance with the payment and other terms below (the “Mechanical Completion Payment”). For purposes of this Agreement, “Mechanical Completion” means the date upon which (i) BUYER’s design, engineering, procurement, permitting, construction (except for punch-list items) and permanent installation of the geothermal electricity plant that incorporates the Equipment (the “Facility”) is complete, the Commissioning Test shall have been completed for each unit of Equipment and there shall have been a Successful Commissioning Test as defined in Exhibit D-1, (ii) BUYER is in receipt of applicable turnover packages, (iii) the Facility is capable of operating safely in accordance with applicable laws and prudent electric power industry practices.

•

Subject to any Performance Penalties, [***] of the Total Contract Price shall be invoiced by UTCP upon the occurrence of a Successful Performance Test (as hereinafter defined) and shall then be due and payable by BUYER to UTCP within thirty (30) business days of the date of the invoice in accordance with the payment and other terms below (the “Successful Performance Test Payment”). For purposes of this Agreement, “Performance Test” means a performance test conducted by or at the direction of BUYER and in accordance with the methodologies set forth in Exhibit D-2 hereto. A “Successful Performance Test” is a Performance Test that demonstrates Facility net electrical output of not less than [***] of the performance benchmark of 10.35 MW (the “Performance Benchmark”) for 240 consecutive hours (the “Test Period”), provided, however, that if the total Facility hot water resource flow rate (“Total Facility Flow”) is less than the Aggregate Corrected Flow (as such term is defined in Exhibit D-1), the Performance Benchmark shall be adjusted in accordance with the following formula: 10.35 MW * (Total Facility Flow / Aggregate Corrected Flow) (the “Adjusted Performance Benchmark”). Notwithstanding the foregoing, the Performance Test shall be deemed a Successful Performance Test for purposes of determining payments and for calculating Performance Penalties (defined below) under this Agreement if the result of the Performance Test meets the criteria set forth in this paragraph with the Performance Benchmark set at 10.0 MW (the “Contract Performance Benchmark”).

The Funding Payment is meant to cover the cost of lead-time sourcing, product support and equipment processing, and is non-refundable. In the event UTCP has not received the Funding Payment, the First Delivery Payment or the Second Delivery Payment, in full, by their respective due dates then UTCP’s Delivery Date obligations under this Agreement shall be extended on a day-for-day basis for each day that the Funding Payment, the First Delivery Payment or the Second Delivery Payment, as the case may be, is past due.

PAYMENT TERMS

All payments made to UTCP shall be made in U.S. dollar funds by wire transfer or check in the required remittance amount without discount to a U.S. bank designated by UTCP for credit to UTCP’s account. If payment is made by check BUYER shall send the check to:

Regular Mail	Overnight Mail
UTC Power Corporation	Mellon Financial
Dept. CH 10788	5505 Cumberland Ave., Suite 307
Palatine, IL 60055-0594	Chicago, IL 60656-1471
Attn: Lockbox Supervisor
UTC Power Corporation – CH10788
Phone: (773) 763-5631

If the payment is made by wire transfer, BUYER shall transfer funds to UTCP’s account at:

Mellon Financial Corp

Mellon Client Service Center

500 Ross Street

Pittsburgh, PA 15262-0001

Acct #: [***]

ABA Routing # (U.S.): [***]

Swift # (International): [***]

Each payment will accrue interest from the date it is invoiced until the date it is received by UTCP, at a rate of 1.5% per month. In no event shall any such interest be deemed to be a penalty but shall be solely construed as an administrative charge to UTCP arising out of BUYER’s late payment. BUYER shall reimburse UTCP for any expenses, including reasonable attorneys’ fees, incurred in collecting any overdue payments, and in no event shall the payment hereunder exceed any applicable federal or state usury laws.

UTCP shall submit invoices for payment to BUYER at the address incorporated under the section herein entitled NOTICES, if any, or as otherwise directed in writing by BUYER.

The prices set forth in this Agreement are firm, provided that if BUYER delays delivery of the units of Equipment (as defined in Exhibit A) from the applicable agreed-upon Delivery Dates, then BUYER agrees to pay UTCP any increased costs that it incurs from third parties based on such delay, including any rerouting or other shipping costs, any storage and rigging fees, and any price increases from suppliers of the units of Equipment being purchased under this Agreement or any services under this Agreement that, in all cases, are the direct result of such delay.

SECURITY INTEREST

BUYER hereby grants to UTCP a continuing second priority security interest in and lien upon all of BUYER’s right, title and interest in and to the Equipment (the “Collateral”) to secure BUYER’s payment of the Total Contract Price; provided however that if (i) BUYER has failed to pay an amount that is due under this Agreement, and (ii) BUYER has repaid in full all amounts outstanding under the Credit Agreement, then BUYER shall grant to UTCP a continuing first priority security interest in and lien upon the Collateral. Upon payment in full of the Total Contract Price (subject to adjustments thereto for Performance Penalties or Mechanical Completion Delay Penalties pursuant hereto) the security interest and lien of this Agreement shall automatically terminate and UTCP shall take such actions (at UTCP’s sole cost and expense) as are reasonably requested by BUYER to release the Collateral from the security interest and lien granted by this Agreement. The validity and enforceability of the security interest and lien created pursuant to this Agreement shall be subject to UTCP entering into a subordination agreement with the Lender containing subordination and other terms and conditions satisfactory to the Lender (the “Subordination Agreement”).

For as long as the Total Contract Price remains unpaid, in whole or in part, BUYER agrees to provide UTCP with prompt written notice of the occurrence of any Event of Default (as hereinafter defined). In addition, BUYER will maintain insurance covering the Collateral as is customary for businesses similar to the business of BUYER and will promptly name UTCP as loss payee, as its interests may appear, of any insurance now or hereafter covering the Collateral. BUYER will pay promptly when due all taxes and assessments on the Collateral or for its use or operation, except for taxes and assessments which are being contested in good faith. Upon any failure of BUYER to pay any such taxes and assessments within five business days after notice from UTCP, UTCP may at its option discharge any taxes (which are not being contested by BUYER) to which any Collateral is at any time subject. In addition, upon the failure of BUYER to do so, UTCP may purchase insurance on any Collateral and pay such amounts as may be reasonably necessary for the repair, maintenance or preservation thereof. BUYER agrees to reimburse UTCP on demand for any payments or expenses incurred by UTCP pursuant to the foregoing authorizations. BUYER will promptly execute and deliver to UTCP such financing statements, certificates, notices and other documents or instruments as may be necessary to enable UTCP to perfect or from time to time perfect, renew or continue the security interest granted herein. BUYER hereby authorizes UTCP to take all action (including, without limitation, the filing of any Uniform Commercial Code Financing Statements or amendments thereto without the signature of BUYER) that UTCP may deem necessary or desirable to perfect or otherwise protect the security interest described hereunder.

Each of the following shall constitute an event of default (an “Event of Default”) hereunder: (a) BUYER becoming insolvent, making an assignment for the benefit of creditors or making or sending a notice of intended bulk transfer, or if a committee of creditors is appointed for, or any petition or proceeding for any relief under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute now or hereinafter in effect (whether at law or in equity) is filed or commenced by or against BUYER or any of its properties or a receiver or trustee is appointed for BUYER or any of its properties and is not released or terminated within 120 days of such filing or appointment, as the case may be; (b) any merger, consolidation or other business combination involving BUYER or the sale of all or substantially all of the assets of BUYER where the surviving entity fails to assume all the obligations of BUYER under this Agreement by operation of law or pursuant to an agreement reasonably satisfactory to UTCP; or (c) the failure to pay any installment of the Total Contract Price pursuing to the Invoicing Schedule, in whole or in part, and after taking into account all adjustments thereto for Mechanical Completion Delay Penalties and Performance Penalties, within thirty (30) calendar days after notice by UTCP to Buyer of such failure;

Upon the occurrence of any Event of Default such default not having been remedied within 30 days of its occurrence or waived by UTCP, subject to the terms of the Subordination Agreement, UTCP shall have the following rights and remedies: (i) all rights and remedies provided by law, including, without limitation, those provided by the Uniform Commercial Code as in effect in the State of Connecticut from time to time (the “UCC”); and (ii) the right to take possession of the Collateral and in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated, without notice, and remove the same therefrom. All rights and remedies available to UTCP pursuant to the provisions of this Agreement, applicable law and otherwise are cumulative, not exclusive, and are enforceable alternatively, successively and/or concurrently by UTCP.

MECHANICAL COMPLETION DELAY PENALTIES

The full Mechanical Completion Payment amount shall only be due and payable by BUYER to UTCP if Mechanical Completion occurs on or prior to the Guaranteed Mechanical Completion Date (as hereinafter defined). For purposes of this Agreement, “Guaranteed Mechanical Completion Date” means December 1, 2008; provided that UTCP agrees that it shall use commercially reasonable efforts to reach Mechanical Completion as soon as possible following the Access Date (defined below). In the event that Mechanical Completion does not occur on or prior to the Guaranteed Mechanical Completion Date, the Mechanical Completion Payment amount shall be reduced by [***] for each day that Mechanical Completion is not achieved by the Guaranteed Mechanical Completion Date (the “Mechanical Completion Delay Penalties”). Should Buyer not incur any penalties (including, but not limited to, required prepayments to its Lenders under the Credit Agreement or to its investors under the Limited Liability Company Agreement of BUYER) as a result of Mechanical Completion not being achieved by December 31, 2008, then any accrued Mechanical Completion Delay Penalties shall be forgiven. In the event that Mechanical Completion is not complete by December 31, 2008, UTCP shall be paid [***] per piece of Equipment that has successfully completed the Commissioning Test prior to December 31, 2008 and the remaining balance due in the Mechanical Completion Payment shall be withheld and the reduction of [***] per day shall be applied to the balance until Mechanical Completion is achieved or the balance has been liquidated.

The Parties acknowledge and agree that the Initial Start-up and completion of the Commissioning Test of each unit of Equipment prior to the Guaranteed Mechanical Completion Date requires that (i) each unit of Equipment be fully installed in conformance with UTCP’s Conditions Required For Timely Start-Up/Commissioning Of Purecycle® 225 Powerplants At Raser Therm0 #1 Site and (ii) UTCP be provided with access to the Facility at least forty-five (45) days prior to the Guaranteed Mechanical Completion Date (the “Access Date”). BUYER shall provide UTCP with all necessary facilities and infrastructure to run the Commissioning Test of each unit of Equipment on or before such Access Date. At a minimum this shall include necessary hot and cold water flows and the ability to import and export power sufficient to service blocks of Equipment of no fewer than five (5) units at a time. Such facilities shall be provided in a manner to permit UTCP to conduct the Commissioning Test on any five co-located units within the facility. BUYER shall complete UTCP’s installation requirements and guidelines prior to the Access Date for each unit of Equipment and BUYER shall provide access to UTCP as it completes the installation of each piece of Equipment to permit UTCP to complete pre-commissioning activities as early as possible. The Guaranteed Mechanical Completion Date shall be extended by one day for each day after October 15, 2008 that the Access Date has not occurred (the “Delayed Access Date”.

In the event that (i) all units of Equipment are not fully installed in conformance with UTCP’s installation requirements and guidelines and/or (ii) UTCP has not been provided with full access to the Facility for the Initial Start up mobilization prior to the Access Date, and as a result, UTCP is required to perform the Initial Start up and/or the Commissioning Tests at times or during days when UTCP’S workers are entitled to overtime or premium rates, Buyer agrees to reimburse UTCP for any and all incremental costs associated with the performance of Initial Start up and/or the Commissioning Tests at overtime or premium rates.

PERFORMANCE PENALTIES

The full Successful Performance Test Payment amount shall only be due and payable by BUYER to UTCP upon the occurrence of a Successful Performance Test. In the event that Facility performance is below the Contract Performance Benchmark, or the Adjusted Performance Benchmark, as applicable, the Successful Performance Test Payment shall be reduced in accordance with the performance penalty schedule attached hereto as Exhibit F (the “Performance Penalties”). The Parties agree that if a Performance Test has not occurred within one-hundred and eighty (180) days following the Guaranteed Mechanical Completion Date, the entire Successful Performance Test Payment shall be forfeited by UTCP.

UTCP LIMITED STEP-IN RIGHT

If a Performance Test is not completed within sixty (60) calendar days of the Guaranteed Mechanical Completion Date, then UTCP may exercise its rights under the Step-In and Standstill Agreement, dated as of the date hereof (the “Step-In and Standstill Agreement”).

UTCP CONSTRUCTION INFORMATION RIGHTS

BUYER shall promptly send, or cause to be sent, copies of the monthly progress reports to UTCP that BUYER sends to the Lender; provided, however, that BUYER is entitled to redact confidential, privileged or other sensitive information therefrom. During the design, engineering, construction, commissioning and performance testing of the Facility, BUYER shall provide a UTCP representative with reasonable access to the Facility and to BUYER’s representatives, agents and subcontractors to enable UTCP to monitor the progress of the Facility.

UTCP’S RECEIPT OF INDEPENDENT ENGINEER’S REPORT AND ACCEPTABILITY THEREOF

The obligations of the Parties under this Agreement shall not be effective until: (i) UTCP has received a final Lender’s Independent Engineer’s report (the “Engineer’s Report” or the “Report”) from R.W. Beck, Inc. (the “Independent Engineer”); and (ii) the Report shall be acceptable to UTCP in its reasonable discretion. UTCP shall provide written notice to BUYER acknowledging receipt of the Report and its acceptance to UTCP thereof. For the avoidance of doubt, no payments will be due from BUYER to UTCP until UTCP has provided such notice to BUYER.

In the event the Report is not reasonably acceptable to UTCP, UTCP and BUYER shall work together in good faith for 15 calendar days after UTCP’s receipt of the Report to resolve UTCP’s concerns; such resolution may include, without limitation, a written amendment to this Agreement.

REPURCHASE OPTION

In the event that: (i) the Facility has not been placed into commercial operation within six (6) months after the date Mechanical Completion occurs due to events or circumstances not directly caused by or related to the Equipment or UTCP’s material breach of this Agreement; (ii) BUYER is not diligently working toward placing the Facility into commercial operation; and (iii) BUYER has repaid in full all amounts outstanding under the Credit Agreement, then UTCP shall have the right, but not the obligation, to repurchase the Equipment for an amount equal to the portion of the Total Contract Price received from BUYER; provided, that in the event UTCP repurchases the Equipment, neither Party shall thereafter have any liability to the other Party hereunder.

SERVICES AND MATERIALS FROM UTCP

UTCP WILL PROVIDE SERVICES REQUIRED FOR INITIAL START-UP OF THE UNITS OF EQUIPMENT DELIVERED AS SET FORTH ON EXHIBIT B. “INITIAL START-UP” SHALL MEAN THE FIRST START-UP OF THE EQUIPMENT DELIVERED FOLLOWING COMPLETION OF INSTALLATION AT BUYER’S SITE SUCH THAT THE UNITS OF EQUIPMENT ARE READY FOR BUYER’S NORMAL OPERATION. UTCP MAY PROVIDE ANY OR ALL OF THE SERVICES REQUIRED UNDER THIS AGREEMENT THROUGH A UTCP-AUTHORIZED SERVICE PROVIDER. BUYER WILL BE RESPONSIBLE FOR SITE PREPARATION AND INSTALLATION PRIOR TO INITIAL START-UP AS OUTLINED UNDER BUYER’S RESPONSIBILITIES BELOW.

Except as expressly stated herein, UTCP shall not be required to provide any materials related to the Equipment or to provide any services relating to the Equipment, including to perform tests, install any items of Equipment or parts thereof, or make modifications, that may be recommended or directed by solely an insurance company, or a government, state, municipal or local utility, or other authority. UTCP shall provide all available customer documentation that relates to the installation, use and maintenance of the Equipment. UTCP may provide any Equipment-related documentation to BUYER electronically. BUYER acknowledges that any quotations, cost or other analysis, or other materials provided by UTCP or BUYER are for informational purposes only, that no liability will accrue to UTCP based on any such materials and that all of the obligations and warranties of UTCP are as expressly provided herein and are not supplemented or amended by any such materials. UTCP shall review and comment on BUYER’s installation design drawings and related materials and shall acknowledge to BUYER in a signed writing that it has reviewed said drawings and related materials within 10 calendar days after UTCP’s receipt of said drawings and related materials. UTCP makes no warranties or representations with respect to, and accepts no liability arising directly or indirectly from or in connection with BUYER’s drawings and related materials, or UTCP’s review and/or comment on said drawings or related materials. BUYER is responsible in all respects for the design of the installation and for the installation of the Equipment.

DELIVERY; TITLE; AND SHIPPING

UTCP shall arrange and prepay shipping and transportation by carrier from the place of manufacture or supply, as applicable, to the Destination. All Equipment shall be manufactured and supplied within the United States and shipment thereof to BUYER shall be FOB the place of manufacture or supply. UTCP will give BUYER written notice of the delivery date not less than three (3) weeks prior to the delivery date of the Equipment. BUYER is responsible for unloading the pieces of equipment at the Destination. BUYER is responsible for noting any irregularities or damage at the time of unloading and for designating such irregularities on the shippers’ bill of lading; provided that BUYER’s failure to do so shall not waive or limit any of BUYER’S rights hereunder. Prior to shipment of each unit of Equipment, UTCP shall arrange for the replacement cost of each such unit of Equipment to be covered under carrier’s cargo insurance policy and shall provide BUYER with a Certificate of Insurance evidencing such coverage and naming BUYER as an additional insured and a loss payee thereunder. Title to and risk of loss related to Equipment shall transfer from UTCP to BUYER upon delivery at the place of manufacture or supply. The Equipment shall be, or as of the date hereof has been, delivered to the Destination not later than July 18, 2008, unless BUYER agrees otherwise.

WARRANTIES

UTCP warrants as follows:

(i) that the services provided hereunder to BUYER as specified in Exhibit B will be performed in a workmanlike manner and in accordance with usual industry standards and the design specifications for the Equipment, and UTCP’s liability and BUYER’s remedy under this services warranty are limited to UTCP’s correction of such defective services, provided that written notice of such defective services shall have been given by BUYER to UTCP within ninety (90) days after the performance of such services by UTCP (the “Services Warranty”);

(ii) the Equipment will be warranted against defects in materials and workmanship during normal use and operation in accordance with the Equipment’s standard limited warranty terms of coverage set forth in Exhibit C;

(iii) that the Equipment shall demonstrate an average net electrical output during a four (4) hour commissioning test of each unit of Equipment in accordance with the requirements and methodology set forth in Exhibit D-1 hereto (each, a “Commissioning Test”). If a Successful Commissioning Test (as such term is defined in Exhibit D-1) cannot be achieved (a “Shortfall”), UTCP shall promptly remedy such Shortfall through service, maintenance, or the supply of additional units of Equipment, consistent with Equipment availability and lead times. (the “Commissioning Warranty”)

THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE PROVIDED IN LIEU OF ALL OTHER WARRANTIES WITH RESPECT TO THE EQUIPMENT AND SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BUYER must provide, pay for and maintain a dedicated analog telephone line, internet service or other mutually agreed service with long distance direct dial and answer capability for UTCP’s remote monitoring service. Upon reasonable notice from UTCP, BUYER agrees to provide UTCP reasonable access to the Equipment for purposes of repair or replacement under this warranty and agrees to provide, at its sole cost, the personnel and equipment required to provide such access to UTCP, including any reasonable personnel and equipment required for any rigging, hoisting and related services necessary to perform work under the warranty.

BUYER’S RESPONSIBILITIES

BUYER shall be responsible for the rigging, hoisting, assembly and installation of the Equipment. BUYER shall also be responsible for obtaining all authorizations and permits necessary to install, operate and maintain the Equipment and for paying all associated costs necessary for or relating to installation of the Equipment. BUYER shall also be responsible for obtaining interconnection approval from the local distribution utility, including obtaining any interconnection equipment required by the local utility that is not included on the attached Bill of Materials, and shall be responsible for conducting any required witness or other testing of the interconnection protection functionality. BUYER shall provide UTCP with all information requested in order to comply with OSHA and other applicable Employee, Health and Safety rules and regulations, including but not limited to information relating to the energy-control procedures applicable at the Equipment site under 29 CFR 1910.147 (The control of hazardous energy (lockout/tagout)).

BUYER agrees that it will, prior to UTCP’s Initial Start-up mobilization, fully install the Equipment in conformance with UTCP’s installation requirements and guidelines. UTCP shall have provided current installation instructions and specifications to BUYER within thirty (30) days after the execution of this Agreement. Upon delivery of the units of Equipment, BUYER will be provided with an installation checklist summarizing certain steps required by BUYER prior to Initial Start-Up. BUYER acknowledges that the warranties of UTCP are not supplemented or amended by any such documents. BUYER shall provide UTCP with a completed installation checklist at least five (5) business days prior to the desired and agreed upon date to start the Initial Start-up and commissioning process. Notwithstanding the foregoing, in the event that UTCP mobilizes at BUYER’s request and the preparation is not complete, BUYER shall pay for remobilization, including travel, material, equipment and labor expenses.

INSURANCE

UTCP and BUYER shall each maintain statutory workers’ compensation and employers’ liability insurance covering UTCP’s or BUYER’s liability for injury or death sustained by UTCP’s or BUYER’s employees, and commercial general liability insurance under which the limit of liabilities for injuries, including property damage and accidental death, shall be at least $1,000,000. for any one occurrence. If either party so requests in writing, the other party shall furnish certificates of insurance evidencing the above insurance coverage.

LIMITATION OF LIABILITY & CONSEQUENTIAL DAMAGES

The price allocable in this Agreement to any Equipment (including all options) alleged to be the cause of any loss or damage shall be the ceiling limit on the aggregate liability of BUYER on the one hand and UTCP on the other hand with respect to loss or damage whether founded in contract or tort (including negligence) arising out of, or resulting from, (i) this Agreement or the performance or breach thereof, (ii) the design, manufacture, delivery, sale, repair, replacement of any such Equipment, or (iii) the use of any such Equipment; provided, however, that the foregoing limitation UTCP’s liability shall not apply: (a) to liabilities incurred by UTCP under the Commissioning Warranty or the Services Warranty, (b) to Mechanical Completion Delay Penalties or Performance Penalties or (c) to the extent caused by the gross negligence or willful misconduct of UTCP or its employees or agents.

Under no circumstances shall either Party be liable for any special, incidental, indirect or consequential damages of any nature whatsoever, including without limitation, business interruption, lost profits, revenues or sales, or increased costs of production, whether such claims are based in contract, warranty or tort, including negligence, or any other legal theory or principle; provided that nothing herein shall limit UTCP’s liability for the Mechanical Completion Delay Penalties or Performance Penalties.

ENTIRE AGREEMENT

This Agreement, the Consent and Agreement between the Parties and Lender dated August 31, 2008 and the Step-In and Standstill Agreement shall constitute the entire contract between the Parties with respect to the subject matter hereof with all prior proposals, representations, quotations, agreements and understandings, written or oral, superseded hereby. It is agreed that UTCP does not intend to create a right in any third party with respect to the section of the Agreement entitled LIMITATION OF LIABILITY, by entering into this Agreement. The terms and conditions of this Agreement shall exclusively govern UTCP’s performance hereunder and any terms or conditions in addition to or different from this Agreement shall have no effect. Notice is hereby given pursuant to Section 2-207 of the Uniform Commercial Code of UTCP’s objection to all terms and conditions in addition to or different from the terms and conditions of this Agreement, including without limitation any terms or conditions contained in any written acceptance, order confirmation, purchase order or similar document related to the Equipment that may be issued by BUYER. This Agreement shall not be amended, except in a writing signed by the Parties hereto.

ASSIGNMENT

Neither party may assign any of its rights or obligations under this Agreement, except with the written consent of the other, and any assignment made without such consent shall be null and void; provided, however, either Party may, upon written notice to the other, assign its rights and obligations without such consent, to an entity which acquires all or substantially all of the Party’s assets or which controls, is controlled by or is under common control with the Party or to an affiliate in which Raser Technologies holds directly or indirectly an equity or profits interest of at least 20% and the assignee is not a competitor of UTCP. In the event that an assignment permitted by this section is made, notice shall be promptly provided to the other Party.

NO WAIVER; SEVERABILITY; HEADINGS

The failure of either Party to insist on any right, or to invoke or elect any remedy, shall not be construed as a waiver of that right, remedy or election in the absence of a writing signed by the waiving Party. The invalidity of one or more of the phrases, sentences, clauses, or paragraphs contained in this Agreement shall not affect the validity of the remaining portions. Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SOFTWARE LICENSE

If software is provided in connection with this Agreement, it shall be licensed and not sold. Unless otherwise stated, BUYER will receive one license per contract and such license shall be nontransferable except in connection with a permitted assignment of this Agreement, and this license shall be applicable to all the units of Equipment purchased by BUYER for the Facility. BUYER will not transfer or copy any such software or use it in connection with any equipment other than the Equipment provided hereunder. UTCP will not be obligated to deliver software to any person other than BUYER or BUYER’s designated and approved agent. BUYER hereby agrees to be liable for its agents’ compliance with the terms of any software license as outlined herein. UTCP assumes no liability and makes no warranties or representations with respect to any third party software related to the Equipment. Any liabilities, warranties or representations with respect to software licensed to BUYER from UTCP shall be established solely by the express provisions of the applicable software license terms and conditions, if any, between BUYER and UTCP.

DELAYS

Under no circumstances shall UTCP be liable for any loss, damage or delay due to any reasonably unforeseeable cause beyond UTCP’s reasonable control, including but not limited to acts or omissions of government, delays in receipt of export or import licenses or permits, strikes, lockouts, labor disputes, transportation shortages, fire, explosion, theft, weather damage, flood, earthquake, riot, severe weather, civil commotion, war, terrorism, malicious mischief, or acts of God (a “Force Majeure Event”). If a Force Majeure Event occurs, the time for performance of this Agreement shall be extended for a reasonable period by reason of the delay. UTCP shall not be obligated to incur any additional expenses in connection with a delay caused by a Force Majeure Event unless so directed in writing by BUYER, in which event the cost of any measures taken to recover any lost time shall be at BUYER’s cost.

COMPLIANCE WITH LAWS AND EXPORT CONTROL

UTCP and BUYER will each comply with all federal and state laws applicable to the performance of their respective obligations hereunder. The Parties shall also comply with all U.S. and other export control laws and regulations associated with or arising from the sale, delivery, or subsequent use of equipment, data and documentation, including without limitation restrictions on the re-export of equipment, data and documentation.

LAW CONTROLLING

The rights of all Parties under this Agreement and the construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Connecticut, including the Uniform Commercial Code, and of the United States of America, excluding the United Nations Convention on the International Sale of Goods.

EXHIBIT A

Customer Requested Delivery Dates

Units 1-50                                         July 18, 2008

The Delivery Date of the fifty (50) PureCycle® units is stated above.

EXHIBIT B

BILL OF MATERIALS

225 kW rated Geothermal PureCycle® Power System

QNTY	EQUIPMENT DESCRIPTION
50 units	225 kW rated PureCycle® Power System – Geothermal
1 / System	Frame
1 / System	Water condenser, copper configuration
1 / System	Liquid evaporator, steel configuration
1 / System	Turbine, resource temperature (245ºF)
1 / System	Refrigerant pump
1 / System	Electrical Control System
1 Set / System	Piping, valves
Initial Fill	Refrigerant, R245fa
Initial Fill	Turbine Oil

Commissioning Services

Leak-check unit and pull a vacuum

Charge unit with refrigerant

Program controller

Program soft-starter

Program speed sensor

Perform unit electrical check

Install filter drier

Fill turbine with oil

Install necessary guarding and insulation

Start unit and leak-check customer connections including resource, cooling, and air plumbing.